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                                                                      EXHIBIT 21



                   SUBSIDIARIES OF 1ST NET TECHNOLOGIES, INC.


Mariah Communications, Inc., a Colorado corporation

Spirit 32, Inc., a Colorado corporation

The Childrens Technology Group, Inc., a Nevada corporation

SSP Management Corporation, a Colorado corporation